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                                                                Exhibit 10.13(V)
                                         July 15, 1999



Mr. James W. Hirsch
248 Brookside Avenue
Wyckoff, NJ 07481

Dear Jim:

This letter is to confirm the terms of the arrangements that were discussed with you concerning the termination of your employment on August 31, 1999. I am also providing you a separate letter, dated today, summarizing benefits to which you are entitled after termination of employment under the terms of Cytec's employee benefit and compensation plans.

The Company will provide the following subject to your continuing compliance with the confidentiality provisions of your employment agreement:

Executive Income Continuity Plan:
--------------------------------

The Compensation and Management Development Committee of the Board of Directors ("the Committee") has determined that you will receive an income continuation benefit of $259,399 (equivalent to one year's salary and target bonus) payable as a lump-sum immediately following termination of employment and that you will receive the other post-employment non-income continuation benefits under the plan (e.g., financial/tax planning and welfare benefits).

Consulting Agreement:
--------------------

The Company will enter into a two-year consulting agreement (9/1/99 - 8/31/01) with you providing for payments of $24,687.50 at the beginning of each quarter ($98,750/yr) in return for you providing up to 60 days of consulting time/year and signing a two-year non-compete agreement (a copy of the proposed agreement is attached).

1999 Incentive Compensation Paid 2000:
-------------------------------------

You will be eligible to receive 1999 Incentive Compensation, payable in the first quarter of 2000, (prorated for the eight months you will have worked in 1999). Payment of incentive compensation depends on Company and individual performance, and is not guaranteed.

Pension Plan:
------------

The Committee will not take any steps to reduce the five projected years of service to which you are otherwise entitled under Section 3.1 of the Executive Supplemental Employees' Retirement Plan.
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Page 2
Mr. J. W. Hirsch
July 15, 1999



Outplacement:
------------

The Company will provide you with Executive Outplacement through Manchester/Diversified.

Computer:
--------

The Company has agreed that you may purchase, at book value, the computer and related equipment currently assigned to you.

The benefits briefly described in the related summary of post-employment benefits are subject to the terms of the plan documents, which control. In addition, certain of those post-employment benefits are provided only under the Company's welfare benefit plans, which the Company can amend or terminate at any time. The continuing availability of these benefits is subject to the Company's right to amend or terminate these Plans.

If this agreement accords with your understanding, please so indicate by signing and returning a copy of this letter.

                                         Very truly yours,




EFJ:cm
Att.
3919.doc



Accepted and Agreed:


________________________
Name:
Social Security No.
Date: